Exhibit 99.1

COMMERCIAL METALS COMPANY ANNOUNCES PROMOTION OF SMITH

TO PRESIDENT AND CHIEF EXECUTIVE OFFICER

Irving, Texas – June 26, 2017 – The board of directors of Commercial Metals Company (NYSE: CMC) (the “Company”) headquartered in Irving, Texas, announced today that effective September 1, 2017, Barbara Smith will assume the role of President and Chief Executive Officer of the Company and become a member of the board of directors. Ms. Smith has been the Company’s President and Chief Operating Officer since January 2017. Joe Alvarado will continue to serve the Company as Chief Executive Officer through August 31, 2017 and will continue to serve as Chairman of the Board through the Company’s annual meeting of stockholders to be held in January 2018.

Richard B. Kelson, the Company’s Lead Director, stated, “Barbara’s promotion into the role and responsibilities of CEO and President is part of the Company’s long-term succession plan. Barbara has proven her abilities in the many leadership roles she has held in the steel industry and throughout her career.”

In congratulating Ms. Smith, Joe Alvarado stated, “Barbara has had a hand in all of the operational and strategic decisions we have made over the last several years. Under her leadership there is no doubt the Company will continue to grow and thrive.”

Ms. Smith is a seasoned global business leader with significant experience across a range of manufacturing companies in metals and metals related industries. She joined the Company in May 2011 as Senior Vice President and Chief Financial Officer, and was appointed Chief Operating Officer in January 2016 and President and Chief Operating Officer in January 2017. Prior to joining the Company, Ms. Smith served as Vice President and Chief Financial Officer of Gerdau Ameristeel Corporation, a mini-mill steel producer. Her experience also includes more than 20 years with Alcoa in various leadership roles across a variety of Alcoa’s businesses.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Contact:

Susan Gerber

214-689-4300